NEWS RELEASE

DRESS BARN, INC. COMMENCES EXCHANGE OFFER FOR ITS
2.50% CONVERTIBLE SENIOR NOTES DUE 2024

SUFFERN, NY – DECEMBER 23, 2009 - Dress Barn, Inc. (NASDAQ - DBRN) today announced an exchange offer (the “Offer”) for any and all of its 2.50% Convertible Senior Notes Due 2024 (the “Notes”).

The Notes, which are convertible into shares of Dress Barn’s common stock, have an outstanding aggregate principal amount of approximately $112.5 million. Holders who elect to exchange their Notes in the Offer will receive, for each validly tendered and accepted Note, $1,040 in cash, plus accrued and unpaid interest on such Note up to, but excluding, the settlement date for the Offer, and a number of shares of common stock which will be fixed by 4:30 p.m., New York City time, on the second trading day immediately prior to the expiration of the Offer (the “Pricing Date”) and will equal the quotient of: (a)(i) 95.1430 shares of common stock multiplied by the weighted average trading price of the common stock for the five trading days ending on, and including, the Pricing Date, minus (ii) $1,000, divided by (b) such weighted average trading price of the common stock.

The Offer is scheduled to expire at 12:00 midnight, New York City time, at the end of Friday, January 22, 2010, unless extended or earlier terminated, and is expected to settle on Wednesday, January 27, 2010 (the “Settlement Date”).

The Offer is being made pursuant to an Offer to Exchange and related documents, each dated December 23, 2009. The completion of the Offer is subject to conditions described in the Offer documents. Subject to applicable law, Dress Barn may waive the conditions applicable to the Offer or extend, terminate or otherwise amend the Offer.

Dress Barn’s purpose in making the Offer is to reduce the amount of its outstanding debt and interest expense.

J.P. Morgan Securities Inc. is acting as Dress Barn’s sole financial advisor in connection with the Offer. J.P. Morgan has not been retained to, and will not, solicit acceptances of the Offer or make any recommendations with respect thereto.

This press release is not an offer to exchange, or a solicitation of an offer to exchange, any Notes. The Offer is being made only on the terms and subject to the conditions described in the Offer to Exchange and related documents, which will be distributed to holders of Notes, who are advised to read such documents because they contain important information. Copies of the Offer to Exchange and related documents will be filed with the Securities and Exchange Commission as exhibits to a Schedule TO and will be available for free at the Securities and Exchange Commission’s web site at www.sec.gov.

Holders of Notes may address questions about the offer or make requests for copies of the Offer to Exchange and related documents for free to D.F. King & Co., Inc., the information agent for the Offer, by calling toll-free at (800) 487-4870.

ABOUT DRESS BARN, INC.

Dress Barn, Inc. (NASDAQ - DBRN), is a leading national specialty apparel retailer offering quality casual and career women’s fashion apparel through its dressbarn and maurices brands and tween girls’ fashion apparel through its Justice brand. As of December 22, 2009, the Company operated 837 dressbarn stores in 47 states, 741 maurices stores in 44 states and 906 Justice stores in 45 states and Puerto Rico. For more information, please visit www.dressbarn.com, www.maurices.com and www.shopjustice.com.

Forward-Looking Statements

Certain statements made within this press release may constitute “forward-looking statements”, within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially. The Company does not undertake to publicly update or review its forward-looking statements even if experience or future changes make it clear that our projected results expressed or implied will not be achieved. Detailed information concerning a number of factors that could cause actual results to differ materially from the information contained herein is available in our most recent report on Form 10-K for the year ended July 25, 2009 and Form 10-Q for the quarter ended October 24, 2009.

CONTACT:	Dress Barn, Inc.
Investor Relations
(845) 369-4600